[LOGO OF GEORGIA-PACIFIC CORPORATION]          Law Department
                                               133 Peachtree Street NE
                                               (30303-1847)
                                               P.O. Box 105605
                                               Atlanta, Georgia 30348-5605
                                               (404) 652-4839 Telephone
                                               (404) 230-1611 Facsimile
Kenneth F. Khoury
Vice President, Deputy General Counsel and Secretary



                                May 3, 2000


To the Board of Directors of
Georgia-Pacific Corporation

Ladies and Gentlemen:

      As Vice President, Deputy General Counsel and Secretary of Georgia-Pacific Corporation, a Georgia corporation (the "Corporation"), I have reviewed the proceedings of the Corporation in connection with the referenced Registration Statement on Form S-8 (the "Registration Statement") being filed by the Corporation with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and covering 7,000,000 shares of the of Georgia-Pacific Corporation - Georgia-Pacific Group Common Stock, par value $.80 per share ("G-P Group Common Stock") and 1,500,000 shares of the of Georgia-Pacific Corporation - Timber Group Common Stock, par value $.80 per share ("Timber Group Common Stock") subject to adjustment upon the occurrence of certain events, that may be issued to eligible employees of the Corporation, pursuant to the Georgia-Pacific Corporation/Georgia-Pacific Group 1997 Long-Term Incentive Plan and the Georgia-Pacific Corporation/The Timber Group 1997 Long-Term Incentive Plan (the "Plans"). This Opinion Letter is rendered pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K.

      In the capacity described above, I have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to my satisfaction, of such records and documents of the Corporation, certificates of public officials and such other documents as I have deemed appropriate as a basis for the opinions hereinafter set forth.

      I am of the opinion that the shares of G-P Group Common Stock and Timber Group Common Stock covered by the Registration Statement and to be issued pursuant to the Plans, when issued in accordance with the terms and conditions of the Plans, will be legally and validly issued, fully paid and nonassessable. I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

      This Opinion Letter is provided to you for your benefit and for the benefit of the Commission, in each case, solely with regard to the Registration Statement, may be relied upon by you and the Commission only in connection with the Registration Statement, and may not be relied upon by any other person or for any other purpose without my prior written consent.

      I am a member of the bar of the States of New York and New Jersey and do not hold myself out to be an expert on the laws of any other state. In connection herewith, I express no opinion on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. Insofar as this opinion relates to matters of Georgia law, I have relied on an opinion of even date addressed to me by an attorney in the Law Department of the Corporation licensed to practice law in the State of Georgia.

                              Very truly yours,


                              /s/Kenneth F. Khoury
                              Kenneth F. Khoury
                              Vice President, Deputy General Counsel
                                 and Secretary